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                                                                      Exhibit 99

FOR IMMEDIATE RELEASE                  Contact: James F. Dore
                                                Executive Vice President
                                                Chief Financial Officer
                                                (732) 906-6708

                   STOCKHOLDERS APPROVE PXRE'S REORGANIZATION
                           AS A BERMUDA-BASED COMPANY

Edison, N. J. (October 5, 1999) -- PXRE Corporation (NYSE: PXT) today announced that its stockholders, at a special meeting held today, have approved the Company's previously announced reorganization as a Bermuda-based holding company. The reorganization involves the creation of PXRE Group Ltd. and a Bermuda reinsurance subsidiary, both headquartered at 99 Front Street, Hamilton, Bermuda. PXRE Group becomes the parent holding company of PXRE Corporation, which will continue to head up PXRE's U.S. operations. The reorganization is expected to be effective at the close of business today.

         Stockholders of PXRE Corporation will automatically become holders of the same number of PXRE Group common shares. No exchange of share certificates is necessary. PXRE Group's common shares will trade on the New York Stock Exchange under the same symbol (PXT).

         This new structure is intended to strengthen PXRE's competitive position in worldwide reinsurance markets. PXRE will capitalize its new Bermuda reinsurance company with an initial capital of approximately $35 million utilizing internal funds.

         Statements in this release that are not strictly historical are forward-looking and are based upon current expectations, which may differ materially from actual results. These forward-looking statements, identified by words such as "intend," "believe," or "expect," or variations of such words or similar expressions, involve risks and uncertainties, including, but not limited to, the frequency and severity of catastrophic events, a change in the demand for, pricing of or supply of reinsurance, increased competitive pressures, execution risks with respect to PXRE's diversification initiatives, fluctuations in interest rates and in securities markets, changes in tax laws, general economic conditions, and the other factors set forth in PXRE's SEC filings.

         PXRE -- with operations in the United States, the United Kingdom, and Europe -- provides reinsurance products and services to a worldwide marketplace. The Company primarily emphasizes commercial and personal property and casualty reinsurance risks, and it offers both broker-based and




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direct-writing distribution capabilities. PXRE also provides property insurance products and services. The Company's shares trade on the New York Stock Exchange under the symbol PXT. To request other printed investor material from PXRE or additional copies of this news release, please call (732) 906-6785, send e-mail to Investor_Relations@pxre.com, or visit www.pxre.com.

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